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The following employee questions and answers relate to the proposed merger between Internet Security Systems, Inc. and International Business Machines Corporation.

ISS Employee Q&A

GENERAL

What is the announcement between IBM and ISS?

IBM and ISS announced that the two companies have entered into a definitive agreement for IBM to acquire the equity of ISS, a publicly held company based in Atlanta, in an all cash transaction at a price of approximately $1.3B or $28 per share. The acquisition is subject to ISS stockholder and regulatory approvals and other customary closing conditions, and is expected to close by the end of the 4th quarter of calendar year 2006.

When will this transaction be completed?

The acquisition is subject to ISS stockholder and regulatory approvals and could close in approximately 60 days. Because of the need for regulatory approvals, the exact time cannot be predicted, but the parties are working to complete the acquisition as soon as reasonably possible. Until that time, IBM and ISS will continue to do business as separate entities.

Who will be responsible for current resellers and channel partners?

We expect ISS’ management team will stay intact as part of the acquisition—they will continue to manage the sophisticated and rich network of resellers and partners that they have cultivated over the years.

Will you extend and grow the X-Force team?

IBM management is excited about the X-Force research and development team joining IBM. In fact, very early in the Internet era IBM set up a similar group as part of IBM’s research organization. IBM’s security research team is currently part of the Global Business Services organization. The plan is to link the capabilities of these two leading organizations and grow this capability by continuing to recruit and train the best security specialists in the world. IBM will also continue to support the ISS recruiting process—directly from schools like Georgia Tech—to build out the next generation of security expertise.

How will the acquisition benefit ISS’ clients?

Together, ISS and IBM will be delivering the security innovation of ISS “Ahead of the Threat” technologies to a much larger stage. The combination of IBM and ISS will provide additional value to its clients through IBM’s deep industry knowledge, world-class research capabilities, security process expertise, global scale and industry leading security management software technologies such as System X Bladecenter and cell technology.

Do you expect to lose ISS clients as a result of this deal?

This is not expected to be an issue. Rather, the expectation is that ISS clients will be excited about the combination of the premier security company teaming up with the breadth and depth of IBM’s technology expertise.

COMPANY

How many employees are joining IBM?

All ISS employees will receive continuing employment opportunities with IBM, performing the same or similar roles they have today. All employees will be notified directly of their status.

Will IBM keep the current ISS main location in Atlanta? What about the global offices?

IBM will keep the operation running as an integrated operating unit within IBM, minimizing changes to the current business, while augmenting their capabilities with other IBM services and products.

How does this acquisition fit into IBM’s overall services strategy?

While this acquisition will enhance IBM’s capabilities in the security arena, it’s also important to look at it in the context of recent acquisitions, such as Webify, MRO Software and FileNet. The intent here is to help innovate in the services business, moving from a traditional labor-based model to one that also utilizes repeatable, software-based services that solve a specific business challenge, such as security. The potential growth and profitability implications of this are significant.

The acquisition of ISS will significantly advance IBM’s strategy to evolve its security services business. ISS’ industry-leading automated security platform, Proventia, offers standardized, enterprise-wide preemptive protection against security threats. This integrated platform underpins delivery of security as a service, or Protection On-Demand, allowing customers to draw services from the network, and turn on new layers of security through the adaptability and extensibility of the platform. Adding ISS’ automated security platform, services, software and expert X-Force researchers and consultants to IBM’s complementary security portfolio and global reach will help clients of all sizes stay a step ahead of viruses, worms and other targeted security threats or attacks.

How does this acquisition fit into the overall IBM security strategy?

The proposed acquisition is an important complement to IBM’s security and privacy services business. IBM has earned a strong position in technology services, specifically in security research and technologies – it is a recognized element of the IBM brand.

The proposed combination offers clients a clear partner they can trust and brings the ISS “Ahead of the Threat” solutions to a larger, global stage.

The combined capabilities of both firms will create a platform to build client value and scale – which neither company could offer alone – in a marketplace that is experiencing double-digit growth – particularly in Managed Security Services.

IBM’s acquisition of ISS will add ISS’ automated security protection platform, services, software and expert X-Force researchers and consultants to IBM’s security portfolio and global reach. ISS’ product line and extensive expertise complements IBM’s long-standing security research efforts and global managed service delivery capabilities, which currently provide security rich solutions to the heterogeneous network environments of thousands of IBM’s clients.

Is IBM acquiring ISS to compete in the Managed Security Services business? How has IBM addressed this industry opportunity until now?

IBM believes the market is clearly headed towards demand for security as a service. IBM, in combination with ISS, is capable of managing the security process — in a cost-effective manner that reduces risk to our customers and their customers.

IBM has been in the managed security services business for 10 years. In addition to providing managed security services to commercial customers, they have also been delivering these services to its Strategic Outsourcing and e-business hosting customers, and to IBM itself. This acquisition enhances IBM’s ability to provide these services to clients by providing additional automation capabilities, process, new service offers and world-class security skills that customers expect from an industry leader.

What is the industry opportunity for managed security services?

There is a $22 billion industry opportunity with companies who manage their own security today and haven’t felt comfortable outsourcing security – yet. These companies are feeling pressure to cut costs, attract/retain scarce skills, manage compliance issues and multiple vendors, and manage the complexity of a changing security environment experiencing increasing threats. The combination of IBM/ISS is positioned to reach this group. These incremental degrees of service capability will allow IBM and ISS to specifically target this untapped $22 billion industry.

How will ISS technology be integrated into IBM’s security services business?

IBM’s intent is to integrate ISS into IBM Global Technology Services as an integrated operation. IBM is doing this because they recognize that ISS has been on the journey to offer security technology as a service — and want to make sure that this transformation continues. Integration plans will be detailed as a part of the acquisition closure process. Until requisite regulatory approvals are received and the acquisition is closed, IBM and ISS will continue to act as separate entities.

Did IBM and ISS have a relationship prior to this acquisition?

IBM and ISS have been partners since 1999. The partnership consists of reselling ISS products other joint activities.

Has IBM agreed to acquire the assets developed by ISS?

All assets owned by ISS are included in the proposed acquisition, including management and domain expertise, business process capabilities and proprietary methodologies.

Will there be any overlap in IBM software? Hardware?

There is no overlap between ISS and Tivoli or the STG brands.

What is the size of IBM’s services business currently? How many employees in services?

IBM Global Services employs more than 190,000 people worldwide and had revenues of $47.4 billion in FY’05. IBM overall had annual revenues of $91.1 billion in FY’05.

PRODUCTS & TECHNOLOGY

Won’t many of ISS’ products and services overlap with what IBM has today through its services business and software brands?

There is very little overlap in the services provided. The combined services portfolio and depth of expertise will be an industry-leading combination and a significant enhancement to each of the prior separate portfolios.

What are IBM’s plans for ISS’ products?

Until the acquisition is complete, IBM and ISS will continue to operate as separate business entities. The intent is to keep the roadmap intact and accelerate and grow the roadmap. Detailed roadmap plans will be provided after the acquisition is completed.

Do ISS’ Security Operations Centers compete with IBM’s SOCs?

After the acquisition, the SOCs from ISS and IBM delivery organizations will be combined to provide comprehensive service capabilities and a pervasive global coverage.

What is the difference between Tivoli software and ISS software?

Tivoli and ISS software are complementary. ISS focuses on keeping unwanted users and malware out, and Tivoli focuses on controlling how the authorized users access the applications and information they need to do their jobs while maintaining compliance with security policies.

Will ISS pursue a consumer product?

This topic remains an open discussion item for integration planning.

BUSINESS PARTNERS

Upon close of acquisition, does IBM plan to continue relationships with ISS Business Partners?

The ISS Business partners are key to the continued growth of the ISS business. IBM is very interested in continuing and expanding the relationship with ISS Business Partners. IBM has a strong heritage in cultivating successful partnerships to expand its portfolio. Together the two companies can continue reaching new and current customers to help them realize the value of integrated IBM software, hardware and services security solutions.

ISS has built a model for growth that the two companies intend to continue operating. ISS will be working hard through IBM’s existing partner programs in order to protect and maintain ISS’ existing relationships and expand them with the increased customer value of the integrated portfolio.

What value does this acquisition provide to ISS Business Partners?

ISS Business Partners now possess an expanded capability to help the two companies joint customers to solve the broad array of security challenges. Together the companies meet more of customers’ requests for comprehensive security solutions. As a specific example, IBM Tivoli brings an identity management solution that is not currently part of the ISS security solution, but one that customers are looking for as part of an integrated approach.

ISS Business Partners will be able to take advantage of IBM’s industry leading technologies, as well as IBM breadth and depth of services capabilities. ISS Business Partners will have access to worldwide resources that can assist them in accelerating their growth into more verticals, across more geography and into additional markets. ISS Business Partners can benefit directly from IBM’s worldwide resources and increased Business Partner investment after the transaction is complete.

Additionally, the ISS Business Partners will be able to benefit from all that IBM’s premier business partner program, PartnerWorld, has to offer. IBM PartnerWorld offers a vast array of benefits and resources to Business Partners — including selling resources, marketing resources, technical resources and support, and training/certification. For additional information, visit:

http://www-1.ibm.com/partnerworld/pwhome.nsf/weblook/index.html

How will this acquisition affect the way existing ISS partners do business?

IBM and ISS expect ISS Business Partners to continue to operate under ISS business practices in order to help promote continuity and to maintain high levels of customer satisfaction and sales traction.

IBM’s practice has always been to avoid major, disruptive changes to, or interference with, normal business processes while at the same time optimizing the synergies and best practices which have made ISS so successful and attractive in the market. The ISS partner community is one of ISS’ key assets. IBM is keenly focused on working with and extending the benefits of the IBM PartnerWorld program to the ISS Business Partners.

Will the ISS business practices such as ISS Partner contracts, terms and conditions, prices and price terms on ISS products change once ISS is owned by IBM?

ISS business practices, programs, contracts, and contacts remain unchanged for now. For a period of time, we expect ISS Business Partners to continue to operate under ISS business practices. All ISS Channel managers and support teams will continue to support existing Business Partners and act as the primary interface. Over time, it may become desirable to rationalize the Business Partner programs – particularly to optimize the best that both IBM and ISS Business Partner programs offer. These changes will be worked in concert with these partners to ensure that their input and business needs are met.

Will the Strategic Alliances that ISS has developed continue under IBM?

IBM’s strategic alliance relationships allow equipment providers, systems integrators, ISVs and other Business Partners the opportunity to focus on high-value applications and services. The focus is not just to maintain ISS’ existing strategic alliance relationships, but to strengthen those alliances and provide the alliance partner greater value from ISS solutions. Many of these strategic partnerships include companies that IBM currently does business with today.

ISS has a mixed-tier channel program with some partners dealing directly with ISS and others working through ISS distributors. Is the acquisition likely to affect the ISS Business Partner program?

IBM is buying the ISS business, including its distribution process. ISS has built a model for growth that we intend to continue operating, to continue growing. It is possible over time refinements will be needed to continue this growth.

Most ISS Business Partners have invested time and resource in acquiring ISS skills and certification. Will these certifications still be recognized within IBM?

The skill sets acquired by the ISS Business Partner community is a core asset of the ISS business. IBM will be looking to the ISS Business Partner community to strongly participate in the IBM security business – in many cases lead the discussion with customers. ISS Business Partners will also have the opportunity to acquire certifications on the IBM product set to add to their offering portfolio, enhancing their capabilities to solve customer security challenges.

COMPETITION

How should ISS position the company in deals where competitors are a partner of IBM?

Prior to the deal close, IBM and ISS, by law, must operate as separate companies and therefore will continue to market their products and services as they do today. Post closing, ISS and IBM will be positioning the ISS portfolio to align with customers’ security needs. In some cases this may include integrating competitors’ products, in the same way that ISS manages competitors’ products in MSS today.

Will it be possible for ISS to maintain an independent image with prospective customers or partners who see themselves as competitors to IBM?

Customers and partners come to ISS as the trusted leader in preemptive security and we do not anticipate that reputation to change. ISS will exist as an independent business unit of IBM and will have the ability to market to customers and prospects as such. Further, many competitors of IBM are also business partners and customers of IBM today.

OTHER EMPLOYEE QUESTIONS FROM QUESTIONS@ISS.NET

For stock that employees had acquired from participation in the employee stock purchase plan, will it be rolled over to IBM stock or will we be sent a check for the amount the stock is worth under the $1.3B deal? Is there anything that we will need to do to have either of these two things happen? Will it be automatic?

All outstanding stock will be purchased by IBM, including shares obtained through the employee stock purchase plan. Instructions will be provided by the payment agent and stock certificates will need to be surrendered to obtain payment for outstanding shares.

What will happen to the “Pay for Performance” plan? How will this plan be affected? With the plan being based on ISS stock performance previous to the IBM purchase of ISS will the plan be modified, discontinued, or paid out as part of the purchase?

The ISS incentive compensation plans remain intact; however equity incentive awards will be replaced with cash incentives prior to concluding the acquisition in the fourth quarter.

A client is stopping a purchase order because they have doubts about the future of the products, what can we say to avoid this?

We are issuing customer communications to all of the sales teams to be used with customers. In the interim, please feel free to contact your theatre leaders (Larry, Lin, Jaap) or Peter Evans, Greg Adams or Rick Miller who will make their time available to get on a call with any customer and discuss the relationship and the roadmap in detail. We have held numerous of these calls already and they are being well received by customers.

Will remote worker be required to work in local IBM offices?

This will be determined on individual basis, however it should be recognized that IBM has flextime, flexhours and flex place programs in place that are well received by their employees. Currently a large percentage of IBM employees work remote.

Will development engineers currently telecommuting to ISS Atlanta continue to be encouraged to do so?

There is no present intent to change the current working arrangements. For ISS it is “business as usual.”

What are the changes for international offices? Especially for international sales team in regard of the fact the local IBM sales offices are much bigger than ISS Italy for example?

There are no current plans to change any of the sales offices. During the integration discussion activities over the next 45 to 90 days ISS will be meeting with the IBM sales teams to review the sales office locations and determine if how we can best maximize the revenue value for company. There are no current plans to reduce the number of sales staff; however if there are opportunities to reduce costs for office rent for example, we will look at those opportunities.

Hello, I heard that IBM Middle-East, specifically Egyptian Head Office, does not have an infrastructure managed services Unit. So how the Middle-East will function then?

This is one of the many discussion points that will be worked through over the next 45 to 90 days between the appointed integration teams.

Provided that the acquisition is complete in 4th quarter…Since my vested stock options will automatically cash out at $28/share, will this happen in 2006 or in 2007? This is important for my tax purposes.

Generally, the taxable event occurs when the merger is concluded, which is expected in the fourth quarter 2006. However, individual situations could differ and you should consult your own tax advisor.

I hear that IBM has a good retirement plan, can this be elaborated upon? Is there only the 401K plan, or do they have a pension plan as well? Will our years of service to ISS be counted as years of service for IBM? What is the FTO schedule like? How does it compare to ISS’ FTO?

Details will be covered in IBM Information Sessions the first two weeks of September and will be posted on IBM website. In general, your start date will be the start date with ISS and therefore counted as years of service towards IBM benefits. The IBM plans for benefits, FTO, vacations, etc. are generally the same or better than ISS with some minor exceptions in certain countries. These will be addressed as part of the integration.

# # #

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed merger (the “Merger”) of Internet Security Systems, Inc. (the “Company”) with and into a wholly-owned subsidiary of International Business Machines Corp. (“IBM”). In connection with the Merger and required stockholder approval, the Company will file with the SEC a proxy statement and other relevant materials that will contain important information about the Merger. Investors and security holders of the Company are urged to read the proxy statement and any other relevant materials filed by the Company because they contain, or will contain, important information about the Company and the Merger. All documents filed by the Company with the SEC, when available, may be obtained for free at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by the Company may be obtained free of charge by directing such request to: Ed Eiland, ISS Investor Relations, 404-236-4053 or from the Company’s website at www.iss.net.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the Merger. Information about the executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its executive officers and directors in the Merger by reading the proxy statement regarding the Merger when it becomes available.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, the functionality, characteristics, quality and performance capabilities of ISS’ products and technology; results achievable and benefits attainable through deployment of ISS’ products and provision of services; the ability of ISS’ products to help companies manage how they provide pre-emptive protection for networks, desktops and servers; and the expected timing of the closing of the proposed merger. The following additional factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the timing and results of required regulatory review and approval by ISS’ stockholders of the proposed merger; and those factors discussed in the Section entitled “Risk Factors” in Part II Item 1A of ISS’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. ISS disclaims any intent or obligation to update any forward-looking statements made herein to reflect any change in ISS’ expectations with regard thereto or any change in events, conditions, or circumstances on which such statements are based.

IBM Global Technology Services	Human Resources

U.S. Frequently Asked Questions – ISS

The following information addresses some of the questions and/or concerns you may have regarding IBM and IBM Global Technology Services, the transition process, your compensation and benefits, and more. You will have the opportunity to learn more about these topics and to ask more specific questions during group meetings and information sessions that will be scheduled in the near future.

These FAQs regarding benefits and other employment questions are generally specific to employment in the United States. Outside the United States FAQs will be forthcoming and will be specific to those countries and in line with local processes and procedures.

IBM Values-Our Values at Work

Dedication to every client’s success

Innovation that matters – for our company and for the world

Trust and personal responsibility in all relationships

Employment

Will I be employed by IBM?

IBM understands that the main asset value in ISS is its people. To that end, IBM intends to offer continued employment to each individual that is part of the ISS organization. The employment process will be determined by specific country integration plans, labor regulations and commence after closing. IBM HR Transition managers and/or ISS HR/management in each country will advise ISS employees of their country’s process.

How will I learn more about IBM?

We will use multiple channels of communication to keep you informed. There will be frequent email status reports, as well as direct communications and discussions with you through your management, who will be working closely with Team IBM counterparts in planning the integration of our business. During the first several months, HR Transition Managers will be available to answer questions and conduct a variety of HR knowledge meetings. IBM Information Sessions, in the US, will commence the first week of September. In addition, the IBM and IBM Global Services web sites contain a wealth of information that may be of interest to you.

Will my job responsibilities change?

One significant asset that IBM will gain through this acquisition is the tremendous talent and skills of individuals delivering security solutions. We’re committed to leveraging the talent and skills of employees in the best possible way. There are no planned immediate job responsibility changes.

Will I have to change office locations?

We expect we will retain the ISS HQ location in Atlanta given the site’s population and the lack of excess space at IBM’s Atlanta facility. As far as other ISS locations are concerned, one of the many benefits of joining a global company is the availability of offices in most countries around the world. As part of the integration process, IBM and ISS management will evaluate location alternatives, taking into consideration such factors as productivity, business synergy, financial considerations, and changes in employee commutes.

Should I make you aware of any past IBM employment or experience?

Yes, please notify the IBM HR Transition Manager of any prior IBM employment. You may receive service credit for prior IBM employment.

Will I receive a new employee ID?

Yes, you will receive a new IBM employee ID number and badge following the close. Every effort will be made to reissue prior employee ID numbers to former IBM employees.

Performance and Compensation

What will happen to my compensation?

IBM intends to maintain your earnings opportunity as you join IBM. IBM’s total compensation program includes eligibility for performance bonus, sales incentive/commission and shift premiums.

We anticipate that the ISS Sales Commission Plan, Incentive Compensation Plan, and Performance Cash Plan (payout April 08) will continue in similar form until December 31, 2006.

How will my stock options be handled?

ISS employees with stock options will be given value replacement. Details for equity conversion will be distributed to you by ISS in the next couple of weeks.

Will the ISS President’s Club be held as scheduled for 2007?

Yes, IBM and ISS plan to acknowledge the contribution of ISS sales personnel who qualify by continuing the Presidents Club in 2007. In future years, ISS employees may qualify for the IBM Hundred Percent Club and the IBM Golden Circle events which were established to recognize similar outstanding sales efforts.

What is IBM’s compensation strategy?

Similar to ISS, IBM’s compensation strives to attract, motivate/incent, recognize and retain top talent based on the following key principles: we pay for performance; we pay competitively, and we differentiate compensation based upon level of contribution. There is a strong investment in all employees, with the top performers and contributors being paid amongst the best in the industry.

What can we expect for future salary reviews?

IBM’s annual salary review, conducted on an IBM wide focal review date, June 1, is based on a combination of your performance evaluation and where your salary falls within your broad market pay range. ISS employees will next be eligible for merit increase consideration during IBM’s 2007 salary increase program

What type of performance evaluation system does IBM use?

IBM uses an individual assessment system called Personal Business Commitments (PBCs). At the beginning of each review period, individual PBC objectives are developed and agreed to by employees and their managers. Employee performance is a factor considered in determining salary increases. ISS employees will develop individual PBC objectives during the first quarter of 2007.

How frequently are performance evaluations conducted at IBM?

Generally, employees are evaluated once a year based on a calendar year performance period. Ongoing feedback is encouraged throughout the year.

What is IBM’s pay schedule?

Salary payments are issued twice a month in the U.S., paydays are on the 15th of the month (or the last workday before the 15th if it falls on a weekend or holiday) and the last workday of the month. In some countries pay is once a month or bi-weekly.

Does IBM have an awards program?

IBM has a variety of awards programs, including cash awards, Achievement and Excellence Awards, and team awards. Employees are also eligible to participate in the IBM ThinkPlace Program, which recognizes employee suggestions that improve business processes, employee productivity and quality. ISS award programs will be integrated into the IBM awards structure.

Benefits Overview

Generally, what benefits does IBM offer to employees?

ISS employees in the U.S. will be able to participate in IBM’s comprehensive benefits package. Benefits include IBM’s 401(k) Pension Program and a broad array of health and well-being benefits such as medical, dental, prescription drug, vision, disability insurance, group life insurance, Accidental Death & Dismemberment insurance, and vacation program. All of these benefits are described in greater detail below.

How will service with ISS be counted for benefits purposes?

Previous service with ISS will be credited as IBM service for purposes of calculating U.S. vacation accruals, IBM 401 (k) contribution, Rule of 65, short term and long term disability. Service credit in other countries may be determined by legal and/or business practices.

Employee Stock Purchase Plan

Does IBM have an Employee Stock Purchase Plan? How does it work?

Yes. Through the Employee Stock Purchase Plan (ESPP), IBM provides eligible employees with the opportunity to purchase IBM stock at a discount through payroll deductions. The IBM ESPP is designed to be simple to understand, join and use. Once you enroll, your contributions are deducted automatically, your shares are purchased automatically, and your account is maintained automatically. You may also choose to automatically reinvest your dividends (or, you can take them in cash).

When you purchase IBM shares through the ESPP, you receive an automatic discount of 5% off the market price on the date your shares are purchased. This purchase discount, combined with potential share price appreciation and dividends, can provide value not available to investors outside the IBM ESPP.

The plan is built around two offering periods — a block of time during which participants purchase shares — January 1 through June 30, and July 1 through December 31. Eligible employees may enroll at any time during the offering period. To enroll, you must be on the IBM payroll on or before the first day of the offering period in which you are enrolling. When you enroll, you authorize the deduction of a portion of your salary and other compensation each pay period. You are eligible to participate in the offering plan beginning January 1, 2007.

You may contribute from 1% to 10% in any whole percentage of your pay, up to certain plan and regulatory limits. In general, the plan rules limit you to purchasing a maximum of $25,000 worth of shares in any calendar year (the value is determined using the average market price on the first day of each offering period) or 1,000 shares in any offering period. You may also increase or reduce your contribution, add or delete a joint owner, or withdraw from the plan at any time during an offering period. If you withdraw from the plan, you may re-enter at any time, during the same offering period or a subsequent one.

Note: If you sell shares in the same offering period in which they were bought, your participation in the plan ends for the remainder of that offering period, and you will not be permitted to participate during the following offering period.

Before deciding to participate in the plan, be sure to read the prospectus, which will be included in your payroll sign on package.

U.S. Benefits

What health care plans does IBM offer?

IBM medical options include the IBM Preferred Provider Organization (PPO), IBM PPO Plus, IBM Exclusive Provider Organization (EPO), and the IBM High Deductible PPO with Health Savings Account. IBM has adopted a regional plan administrator approach, choosing the most competitive health plan company in each region to administer all of the IBM medical options offered there. Local HMO options are also available in many areas. IBM also offers up to three dental options in most locations, along with vision care coverage and flexible spending accounts.

Details regarding the enrollment period and the choices available to you will be covered by your HR Transition Manager, during employee information sessions which will be scheduled over the next few weeks. In addition, an enrollment package containing detailed descriptions of the various Plan options will be provided to you. Once you receive your enrollment package you will have approximately 30 days to enroll.

When does health care coverage begin under IBM’s benefits plan?

The effective date of your IBM insurance coverage will be based on the close date. Although we are unable to tell you the exact timing of your coverage under the IBM plans, it is important that you understand that there will not be a lapse in coverage.

Does IBM have a pretax plan for the reimbursement of out-of-pocket medical, dental and vision expenses?

Yes, Employees can set aside up to $5,100 annually (in 2006, combined ISS and IBM contributions) to the Health Care Spending Account to cover these expenses. If you participate in this plan and enroll in the IBM PPO, IBM PPO Plus, IBM EPO or certain HMOs, you will receive a “Benny” card (Master Card debit card) that will enable you to pay your portion of the cost of eligible prescription drugs through automatic deduction from your Health Care Spending Account.

What happens to my existing FSA plan at ISS?

IBM has Health Care Reimbursement and Dependant Care Reimbursement plans. ISS employees will be able to enroll in those plans after close. ISS and IBM are in the process of determining what will happen to the existing ISS FSA plan. Until close, please continue to submit claims to the current ISS plan administrators.

One of my eligible dependents has a pre-existing condition. Will they be covered under IBM’s benefits programs?

Yes. Pre-existing conditions will be waived and there will be no waiting period for coverage upon enrollment with the IBM plans.

I am scheduled to deliver a child after joining IBM. Will I receive coverage under IBM’s medical plans?

Coverage for this situation would be provided by the IBM medical plan you select. If you are in the third trimester of pregnancy, you may be able to stay with your current doctor, even if he or she is not in the plan you select.

Does IBM have a 401(k) plan?

Yes. Regular U.S. employees hired on or after January 1, 2005, are eligible to participate in the IBM 401(k) Pension Program offered through the IBM Savings Plan. This will apply to all ISS US employees and ISS service will be credited. Once on the active IBM payroll, employees may choose to contribute up to 80% of pre-tax eligible pay (subject to IRS limits). Eligible employees will be automatically enrolled to make 401(k) pre-tax deferrals at 3% of eligible pay effective approximately one month after the IBM date of hire. You can choose to increase, decrease, or stop your deductions at any time and can choose how to invest your contributions among the available investment choices. If you do not make an investment election, your contributions will be invested in the Stable Value Fund. After 1 year of combined IBM and ISS service, IBM will match dollar-for-dollar every before-tax dollar you contribute, up to the first 6% of your eligible pay in a pay period, subject to IRS limits. Once eligible, you are immediately 100% vested in the IBM matching funds. You are always 100% vested in your own contributions to the IBM 401(k) Pension Program. Employees may also contribute up to 10% on an after-tax basis – with no match.

Key provisions include:

•	Twenty-three primary investment options to select from, along with access to approximately 200 commercially available mutual funds through a ‘Mutual Fund Window’
•	Automatic investment rebalancing option available
•	Disability protection option available (only during Fall Annual Benefits Enrollment Period)
•	Borrowing from your account, up to certain limits
•	Secure Internet account access and transactions
•	Several distribution methods
•	Access to an IRA rollover annuity purchasing tool

The IBM Savings Plan Summary Plan Description and Summary of Material Modifications contain important information about the details of the IBM 401(k) Pension Program offered through the IBM Savings Plan. These documents will be sent to your address on file soon after your hire date with IBM. They are also available on the IBM Savings Plan Web site and through the IBM Savings Plan Service Center.

What happens to my existing ISS 401(k) balance?

It is IBM’s intent to merge the ISS 401(k) plan into the IBM Savings Plan. In a plan merger, your entire account balance under the ISS 401(k) plan would be transferred to an account in your name in the IBM Savings Plan. You should be aware that it usually is necessary to suspend account transactions for a brief period of time while records and funds are moved from the prior plan to the IBM Savings Plan. A specific set of 401(k) related FAQ’s will be provided once the schedule for the merger transaction is finalized. More information will be provided on the plan merger after the closing.

What will happen to 401(k) loan under the ISS 401(k) Plan?

There will be a period of time during which loan repayments will be suspended—from the time you transition to the IBM payroll until the ISS Plan is merged into the IBM Savings Plan. The loan(s) will be transferred to the IBM Savings Plan, along with the full balance of your ISS Plan account. The term of your loan will remain unchanged. However, it may be necessary to adjust your repayment amount to account for any missed repayments between the cessation of your payroll deduction repayments through ISS and the commencement of payroll deduction repayments through IBM. You will be advised of the change in your repayment amount. Loan repayments from your IBM payroll will start on a semi-monthly basis beginning after the merger of the plans.

What does IBM’s recently announced retirement approach mean for me?

IBM recently announced changes that will be effective January 1, 2008. Under the recently announced 401(k) Plus Plan, IBM intends to provide, effective January 1, 2008, a 1% automatic contribution and a 100% match on the employee’s contribution up to the first 5% of eligible pay after one year of service. Therefore, you can still receive a total IBM contribution of up to 6% even though you may only be contributing 5%.

Does IBM provide life insurance?

IBM provides group life insurance and business travel accident insurance at no cost to employees. Coverage under both of these plans is effective on the first day of IBM employment. The Group Life Insurance (GLI) benefit equals one times an employee’s annual salary (base salary plus target bonus or commission). The Travel Accident Insurance Plan provides benefits up to five times annual salary for accidental bodily injuries that result in death, dismemberment or loss of sight while traveling on company business.

Employees also have access to the Group Universal Life (GUL) Insurance Program, administered and underwritten by Prudential. Under this program, employees will have the opportunity to apply for term life insurance coverage for themselves, their eligible dependents or both, with premiums taken through payroll deductions. Employees enrolled in this program may purchase coverage up to eight times their base pay with evidence of good health. Eligible employees who enroll within the first 90 days of hire may purchase coverage of up to 2 times their base pay, not to exceed $750,000, with no medical evidence; coverage of greater than 2 times base pay with simplified evidence of good health. Coverage for spouse and an eligible domestic partner is available up to $50,000 with no medical evidence; coverage up to $200,000 with simplified evidence of good health, and child rider coverage for $10,000 is available for each eligible child.

Is insurance available for long-term custodial care?

Yes. The Long-Term Care Insurance Program, which is administered by John Hancock Life Insurance Company, provides valuable financial protection to employees and their families by covering a wide range of services associated with chronic illness or disability. Services include nursing home care, adult day care, alternate care facilities and respite care.

Coverage is voluntary, and premiums are paid via payroll deduction. Coverage can be purchased for yourself and your spouse/qualified domestic partner, your parents and/or the parents of your spouse/qualified domestic partner. These family members may apply for coverage, even if you do not purchase coverage for yourself. There is guaranteed acceptance for employees who enroll within 90 days of hire/acquisition. Insurance for other than the employee requires proof of insurability.

Vacation/ Holidays / Other Time Off—Paid Time Off

How does the IBM Vacation Plan work?

Vacation eligibility under the IBM Vacation Plan will be determined using combined IBM and ISS service according to the following schedule for U.S. employees:

Service Anniversary	Weeks of Vacation
0 thru 9 years 3	3
10 or more years	4

At IBM, your vacation can be used any time during the year, and it can be taken in weeks, days or half-days. Employees cannot carry-over accrued, unused IBM vacation days, year-to-year. If you leave IBM and have taken more vacation than accrued that year, you will be required to repay IBM for the extra time taken. Conversely, you will be paid for any earned unused vacation upon separation from the company.

The ISS FTO plan provides for incremental increases for each year between 1 and 5 years of service. In 2007, ISS employees will switch to the IBM vacation plan. Some will loose a few days vs FTO. However, IBM has 2 more holidays than ISS, full pay from day one for short term disability (illness or accident) vs using a vacation day and a liberal personal time off practice administered by the employee’s manager.

How will IBM treat my ISS vacation for 2006?

ISS employees will continue on ISS Paid Time Off (vacation) program for 2006 with ability to carry over up to 5 days to be used prior to June 30, 2007.

Does IBM offer a vacation cash-out program?

No, IBM does not allow employees to cash-out vacation days.

How many holidays does IBM offer?

IBM provides U.S. employees 12 annual holidays, six of which are nationally designated holidays and six which may be either locally-designated or personal choice holidays. Your 2006 remaining holidays will still be Nov 23, 24 and Dec 25, 26. Also, for end of year planning, January 1 will be an IBM holiday.

If I need time off from work for personal reasons other than illness or injury, can I get it?

IBM provides managers with the discretion to grant time off with pay up to ten days depending upon the circumstances, ie. bereavement, family situation, etc.

What benefits are available to IBM employees who are away from work due to illness or injury for a short period of time?

Regular employees with five or more years of service receive 100% wage replacement through the IBM Short-Term Disability (STD) Income Plan to a maximum of 26 weeks per year. If service is less than five years, your STD benefit will be 100% wage replacement for up to 13 weeks, followed by 66 2/3% wage replacement for the next 13 weeks. If your absence is caused by an illness or an accident which entitles you to Workers Compensation payments, only the difference between the benefits from the IBM STD Income Plan and the Workers Compensation payments will be paid. When benefits under IBM’s STD Income Plan expire, you can apply for benefits under the IBM Long-Term Disability Plan. STD eligibility will be determined using combined ISS and IBM service.

What is IBM’s Long-Term Disability Plan?

This plan provides employees with important income protection if they become sick or injured for an extended period of time. For employees with less than five years of service, the plan offers the following employee-paid pretax options: 50% wage replacement; 66 2/3% wage replacement; or no coverage. For employees with five or more years of service, the plan offers the following: 50% wage replacement (employer paid) and “buy up” to 66 2/3% wage replacement (employee paid; pretax). LTD eligibility will be determined using combined ISS and IBM service.

Family/Worklife/Education

How does IBM support work/life balance and child care issues?

IBM offers an array of programs to support work/life balance and has received international recognition for its efforts. For example, in 2005, IBM made its 20th consecutive appearance on Working Mother Magazine’s prestigious “100 Best” list and its 18th appearance on the “Top 10” list of best companies for working mothers.

How do I access IBM’s work/life balance programs?

To help employees balance personal and professional responsibilities, IBM offers LifeWorks, a free resource and referral program to assist employees in organizing time, finding child care, planning an adoption, planning budgets, adjusting to changes at work, obtaining elder care referral services and more. Information about how to access these programs will be available to you on IBM’s intranet site following the Close.

Does IBM have flexible/alternative work arrangements or environments?

Formal IBM flexibility options are available to assist employees in balancing their responsibilities to work, family, education, and other personal needs. Flexible work arrangements are determined by employee and his/her manager and will be determined by personal and business needs.

Does IBM have an unpaid leave of absence program?

IBM has an extensive Leave of Absence (LOA) Program providing unpaid time away from work for an extended period. For example, personal leaves may be approved by management for intervals of up to 12 months, with a maximum total leave duration of three years. Your eligibility for voluntary LOAs (for example, personal leaves, Peace

Corps leaves, or continuing education) is based on business needs and your satisfactory job performance.

Does IBM have a pretax plan for child care expense reimbursement?

Yes, it is known as the Dependent Care Spending Account. Employees can set aside up to $5,000 annually for reimbursement of eligible child care expenses.

Does IBM provide any financial assistance to employees who adopt a child?

The IBM Adoption Assistance Plan provides financial assistance toward expenses incurred in the adoption of children. The plan covers 80% of eligible expenses, up to a maximum of $2,500 per adoption per family.

Are there any resources available to employees with children who have special needs?

The Special Care for Children Assistance Plan provides financial assistance outside the scope of the medical and dental plans for the care of a child with a mental or physical disability, or both, or for a child with a developmental or learning disorder. Each case is individually reviewed to determine eligibility for assistance. Upon approval, reimbursement is provided for a portion of the eligible charges incurred, up to a lifetime maximum of $50,000 per child.

I am interested in furthering my education. Does IBM provide any assistance toward this goal? If your educational goals are relevant to the needs of the business and align with your Individual Development Plan and/or Personal Business Commitments, the IBM Academic Learning Assistance Program (ALAP) may fund some or all of your university tuition and educational fees. Employees pursuing a degree do so under the ALAP Degree Work Study Plan (DWSP), in which IBM pays directly to the school all tuition and required university fees, software, books, first-year honor society membership, and even caps and gowns. Participants are approved for the DWSP program by an IBM executive prior to commencing degree studies. Employees who are not pursuing a degree but wish to take occasional individual courses may do so under the ALAP Individual Course Plan (ICP), which reimburses employees for tuition and eligible fees upon successful completion of the course. For more information on requirements and restrictions prior to joining IBM, please contact your HR Transition Manager.

Does IBM offer financial assistance to the children of IBM employees who intend to pursue a college degree? The Thomas J. Watson Memorial Scholarship Program recognizes academic excellence among high school students planning to pursue a traditional baccalaureate degree at an accredited four-year college, university or military academy in the United States. Awards for colleges or universities range from $2,000 to $8,000 per year, with the amount based on financial need. The amounts for military academies are fixed at one-time awards of $2,000. If your child is eligible, he or she may enter the competition by submitting a Watson Scholarship application form in September of his or her senior year of high school.

Can I purchase IBM products at a discount? Yes. The Employee Purchase Plan offers employees selected IBM/Lenovo personal computer hardware and software products at less than suggested retail prices. IBM also offers refurbished used equipment for sale to employees, family and friends. After close you will be able to access this program at: [            ], or call 1-800-426-3675.

Career Development, Opportunity, and Diversity

What are the career growth opportunities in IBM? Career development is a collaboration between the employee and their manager. While IBM provides a broad range of opportunity across all business segments, employees will work with their current manager to create development and career plans as well as identify an appropriate availability date to pursue those new opportunities. Employees are able to explore these opportunities within IBM by utilizing the Job Opportunity Bank (JOB) tool which contains all current open positions, some of which are not available for external IBM hiring. Given the breadth of IBM’s business, career options open to employees are significantly enhanced as employees continue to develop their skills and knowledge. IBM also provides a management and technical career path for individuals pursuing growth and opportunity in those areas. In addition, employees can build their skill and expertise at their own pace by utilizing IBM Global Campus which provides both e-Learning and classroom educational offerings covering a variety of business areas such as Project Management and Leadership as well as technical subjects including Java and other programming classes.

What is IBM’s position on Workforce Diversity? IBM is a culturally diverse organization. Our workforce diversity is built on three platforms: Equal Opportunity, Affirmative Action, and Work/Life Programs. We are very proud of our accomplishments in these areas and will continue to maintain these as priority programs.

Does IBM have any special programs for the disabled or veterans? Yes, as part of Workforce Diversity, employees at all levels of the company with known disabilities are included in the company’s Affirmative Action Programs. This includes identifying and making workplace accommodations for employees with disabilities. Vietnam-era and other Special Disabled Veterans are included in these programs.

What is IBM’s position on supporting community programs? IBM is committed to contributing technology and expertise to help develop and sustain strong communities where employees live and work. This commitment is reflected in IBM’s On Demand Community, a coordinated effort allowing IBM employee volunteers to provide assistance to schools and service agencies. In addition, IBM offers other community programs, such as IBM Fund for Community Service and Matching Grants. You will have the opportunity to learn more about these programs during “Your IBM” training.

Other Questions:

How does IBM handle employees on visas? IBM is accustomed to transitioning employees on visas. Individuals on visas should discuss their situations with their management and HR.

Does IBM offer a parking and transportation plan? No, IBM does not offer a parking and transportation plan. Employees are reimbursed at a mileage rate for business related personal auto usage. This does not include commuting.

Will the internal ISS IT services be replaced by internal IBM IT services (e.g. e-mail service, workstation hardware and software platforms, etc.)? There are certain IBM IT services that all will need (e.g., connectivity to IBM’s intranet web services so that you can receive company news, access HR applications, etc.). IBM and ISS will work together in the coming weeks to determine what are the most appropriate IT services for employees at ISS; where a transition is needed, a plan and timeline will be communicated to employees.

Will we need to switch to Lotus Notes? Yes. Details on the transition will be communicated to employees after the closing.

How will the cell phone transition to IBM be handled? Cell phone/Blackberry use and reimbursement is determined and approved by individual management, using IBM approved contracts with various vendors. Individuals may also take advantage of these negotiated rates for their personal and family use as well. We will transition existing arrangements as may be appropriate after the closing.

Does IBM reimburse employees for business expenses, and if so, how? Yes. Reasonable business expenses are reimbursed under IBM travel and expense accounting guidelines and are subject to different maximums depending on location. IBM employees who must travel as part of their jobs are asked to apply for a Corporate American Express card. ISS employees with ISS sponsored/business American Express Cards will be required to obtain a new card. Employee is responsible for managing and paying the account. Actual expenses are recovered through submission of an on-line expense report.

What is IBM’s policy on retaining frequent flyer miles? The current policy allows individual use of airline and hotel rewards.

These materials are intended to provide an overview of certain plans and programs in which you may become eligible to participate. These materials are not an official Summary Plan Description and do not provide full details. Complete details are found in the formal plan documents, which are the complete and exclusive statement of IBM’s obligations under the plans. The official plan documents shall govern in the event of a conflict between the information contained in these or other documents or statements. The plan administrator retains exclusive authority and discretion to interpret the terms of the benefit plans and programs described herein.

IBM reserves the right, in its sole discretion, to amend, change, suspend, or terminate any benefit or other plan, program, practice or policy of the company at any time. IBM does not have any obligation to, and nothing contained in these documents shall be construed as creating an express or implied obligation or promise on the part of the company to, maintain, continue to offer, or make available such plans, programs, practices or policies. Because of the need for confidentiality, decisions regarding changes to IBM benefit plans, programs, practices or policies are generally not discussed or evaluated below the highest levels of management. Mangers and their representatives below such levels do not know whether IBM will or will not change or adopt, for example, any particular benefit, separation, or retirement plan. Nor are they in a position to advise any employee on, or speculate about, future plans. Employees should make no assumptions about future changes or the impact changes may have on their personal situation until any such change is formally announced by IBM. Eligibility to participate in a plan or program or receipt of benefits does not constitute a promise or right of continued employment or render any person an employee of IBM. This document is not an employment contract and your employment with IBM will be on an “at-will” basis. If applicable, any statements in these documents that refer to the performance of, or rates of return on, certain investments are for illustrative purposes only and are not indicative of expected current or future rates of return.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT This communication may be deemed to be solicitation material in respect of the proposed merger (the “Merger”) of Internet Security Systems, Inc. (the “Company”) with and into a wholly-owned subsidiary of International Business Machines Corporation. (“IBM”). In connection with the Merger and required stockholder approval, the Company will file with the SEC a proxy statement and other relevant materials that will contain important information about the Merger. Investors and security holders of the Company are urged to read the proxy statement and any other relevant materials filed by the Company because they contain, or will contain, important information about the Company and the Merger. All documents filed by the Company with the SEC, when available, may be obtained for free at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by the Company may be obtained free of charge by directing such request to: Ed Eiland, ISS Investor Relations, 404-236-4053 or from the Company’s website at www.iss.net. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the Merger. Information about the executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its executive officers and directors in the Merger by reading the proxy statement regarding the Merger when it becomes available.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, the functionality, characteristics, quality and performance capabilities of ISS’ products and technology; results achievable and benefits attainable through deployment of ISS’ products and provision of services; the ability of ISS’ products to help companies manage how they provide pre-emptive protection for networks, desktops and servers; and the expected timing of the closing of the proposed merger. The following additional factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the timing and results of required regulatory review and approval by ISS’ stockholders of the proposed merger; and those factors discussed in the Section entitled “Risk Factors” in Part II Item 1A of ISS’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. ISS disclaims any intent or obligation to update any forward-looking statements made herein to reflect any change in ISS’ expectations with regard thereto or any change in events, conditions, or circumstances on which such statements are based.